Exhibit 99.1

Press Release

Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE	713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600

CARRIAGE SERVICES REPORTS FIRST QUARTER RESULTS

Revenue increases 6 percent, EBITDA 11 percent

and EPS 21 percent versus prior year

Bank credit facility increased to $45 million

Company provides Q2 estimates and reaffirms full year estimates

MAY 13, 2004 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the first quarter ended March 31, 2004.  Results for the first quarter 2004 versus previous estimates were as follows:

•                  Revenues of $41.2 million compared to previous estimate of $39 to $41 million

•                  EBITDA of $12.3 million compared to previous estimate of $11 to $12 million

•                  Diluted EPS of $0.17 compared to previous estimate of $0.14 to $0.17 per share and up 21 percent compared to diluted EPS of $0.14 before special charges for the first quarter 2003

•                  Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release

“We were extremely pleased with the results for the first quarter.  For the first time in several years, we substantially improved our performance in every area of the Company. Moreover, we continued to rapidly reduce our debt,” stated Melvin C. Payne, Chairman and Chief Executive Officer.

During the first quarter of 2004, Carriage generated free cash flow of $4.7 million, which included the benefit of deferring interest payments of $1.7 million on the TIDES preferred securities, as compared to $2.1 million in free cash flow in the prior year first quarter.  Carriage defines free cash flow as cash flow provided by operating activities less all capital expenditures.  Carriage reduced total debt from $135.5 million at year-end 2003 to $129.2 million at March 31, 2004.

Diluted earnings per share in the current year quarter of $0.17 per share exceeded $0.12 per share on a GAAP basis and $0.14 per share excluding special charges for the prior year first quarter primarily on the impact of increased volumes in the funeral division and higher preneed property sales in the cemetery division. Special charges totaling $588,000 were recorded during the first quarter of 2003, equal to a charge of $0.02 per diluted share, and consisted primarily of charges related to the early termination of a lease obligation pursuant to a business dispute between the lessor and Carriage.

Results for the quarter also benefited from lower interest expense, which decreased by approximately $0.2 million in the first quarter compared to the prior year period because the debt outstanding has decreased by approximately $19 million or 12.8 percent since the first quarter of 2003.

Change in Accounting

The Financial Accounting Standards Board has issued Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities”, which is effective March 31, 2004 for the Company. Based on very recent discussions between the industry and the Securities and Exchange Commission, the Company will consolidate certain funeral and cemetery trusts in which it is the primary beneficiary of the trust assets. The Company will provide complete disclosures of the accounting change in its quarterly report on Form 10-Q. The accounting change will not affect the Company’s earnings or free cash flow for the first quarter of 2004. Additionally, the Company believes that the accounting change will principally affect classifications within the balance sheet, statement of operations and statement of cash flows, but will not affect cash flow or the manner in which we recognize and report revenues or net income in future periods.

Funeral Operations

Key indicators and financial results for Carriage’s funeral operations for the first quarter when compared to the same period in the previous year are as follows:

•                  Funeral revenues increased 3.4 percent from $30.4 million to $31.4 million

•                  Same store funeral revenue increased 5.6 percent from $29.4 million to $31.1 million

•                  Same store funeral contracts increased 3.9 percent from 6,176 to 6,419

•                  Same store average revenue per contract increased 1.6 percent from $4,765 to $4,841

•                  Funeral gross margin increased 170 basis points from 28.4 percent to 30.1 percent

“We are pleased with the improved results in our funeral division. We experienced a more normal seasonal increase in funerals and were able to control our costs while serving more families so that our operating leverage worked the way it should, generating both higher gross profit dollars and margins,” stated Mr. Payne. “We are continuing to work hard on better execution of our new funeral home operating model and expect to see year-over-year improvement in our operating and financial performance as we move forward through 2004 and into 2005.”

While Carriage experienced an increase of 1.6 percent in the average revenue per contract during the first quarter, the average was negatively impacted by an increase in the cremation rate of 210 basis points to 30.9 percent, in part as a result of pursuing opportunities for lower priced direct cremations in certain markets. The average revenue for burial contracts increased 3.4 percent to $6,416, while the average revenue for cremation contracts declined 2.8 percent to $2,276.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the first quarter when compared to the same period last year are as follows:

•                  Cemetery revenues and same store cemetery revenues increased 17.1 percent, from $8.4 million to $9.8 million

•                  The number of preneed contracts written increased 6.3 percent to 2,442, while the number of preneed contracts that included property rights increased 39.4 percent to 2,266

•                  Average revenue per preneed contract written increased 27.8 percent to $2,622

•                  The number of interments performed increased 2.4 percent to 2,545

•                  Cemetery gross margin, excluding investment losses, decreased 110 basis points from 28.6 percent to 27.5 percent

“Success in the cemetery business is primarily the result of advance sales of property rights, which creates heritage for the business,” stated Mr. Payne. “Our success was evident in the first quarter as 93 percent of our preneed contracts contained property as compared to 71 percent in the prior year. I am very pleased that our performance was broad and deep across our portfolio and that we were able to maintain our consistently high profit margins on a substantial increase in sales.”

Cemetery revenues were positively impacted by a $1.1 million increase in preneed property sales and the completion of two mausoleums which contributed $0.4 million in revenue compared to the prior year period.  Financial revenues (trust earnings and finance charges on the installment contracts) declined $0.4 million compared to the first quarter of the prior year primarily due to lower earnings on the perpetual care trust funds and losses ($235,000) incurred on sales of securities as Carriage repositioned trust investments to achieve higher future earnings. Cemetery gross profit, excluding investment losses, increased by 15.3 percent primarily on the strength of the higher preneed sales. Gross margin percentage declined because property sales generally carry a higher cost for sales commissions, bad debts and property amortization.

Increased Bank Credit Facility

Effective May 13, 2004, Carriage exercised the option within its existing bank credit facility to increase the available commitment by $5 million to $45 million. The two existing banks proportionately increased their commitments under the arrangement. Otherwise the terms and conditions of the credit facility remain unchanged.

As of May 13, 2004, Carriage had $16 million drawn on its revolving credit facility. Carriage believes that the borrowing capacity under the credit facility will be sufficient to meet its working capital needs and to pay the maturities of Series A of our Senior Notes (current balance $22 million) on July 30, 2004.

One of the key metrics that Carriage and its lenders monitor is the Company’s debt-to-EBITDA multiple, which is a measure of a company’s debt burden relative to earnings available for debt service. Carriage’s debt-to-EBITDA multiple declined from 3.44 at year end 2003 to 3.13 at March 31, 2004, a 9 percent decrease, demonstrating a continuously improving credit profile for the Company.

Outlook

For the second quarter of 2004, Carriage expects revenues to range between $36 million and $38 million, EBITDA to range between $8 million and $10 million, and diluted earnings to range between $0.07 to $0.10 per share.  Carriage expects revenues for the full year 2004 to range between $150 million and $154 million, EBITDA to range between $39 million and $41 million, earnings to range between $0.38 and $0.43 per share and free cash flow to range between $14 million and $17 million.  Carriage expects to reduce its debt to within a range of $114 to $118 million at year-end 2004.

First Quarter Conference Call Information

Carriage Services has scheduled a conference call for tomorrow, May 14, 2004 at 9:30 a.m. eastern time. To participate in the call, dial 303-262-2144 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 21, 2004. To access the replay, dial 303-590-3000 and enter pass code 578520.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company.  As of May 13, 2004, Carriage operates 139 funeral homes and 30 cemeteries in 29 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- Tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended
	03/31/03	03/31/04

Funeral revenues	$30,354	$31,392
Funeral costs and expenses	21,722	21,957
Funeral gross profit	8,632	9,435
Funeral gross margin	28.4%	30.1%

Cemetery revenues	8,352	9,781
Cemetery costs and expenses	5,963	7,262
Cemetery gross profit	2,389	2,519
Cemetery gross margin	28.6%	25.8%

Total revenues	38,706	41,173
Total costs and expenses	27,685	29,219
Total gross profit	11,021	11,954
Total gross margin	28.5%	29.0%

General and administrative expenses	2,533	2,683
Special Charges & Other	588	—

Operating income	7,900	9,271
Operating margin	20.4%	23.0%

Interest expense, Debt	2,936	2,646
Interest expense, TIDES	1,674	1,742
Total interest expense and financing costs	4,610	4,388

Income before income taxes	3,290	4,883

Provision for income taxes	1,234	1,831

Net income	$2,056	$3,052

Basic earnings per share:	$0.12	$0.17

Diluted earnings per share:	$0.12	$0.17

Weighted average number of common shares outstanding:
Basic	17,320	17,656
Diluted	17,714	18,139

CARRIAGE SERVICES, INC.

Selected Financial Data and

Reconciliation of Non-GAAP Financial Measures

March 31, 2004

(unaudited)

(in thousands, except days sales and debt ratios)

	3/31/03	3/31/04

Selected Financial Data:

Working Capital	$1,300	$(18,376	)(2)
Total Debt	148,158	129,193
Total Convertible Preferred Securities	90,226	90,361

Days sales in funeral accounts receivable	25.1	24.1
Debt to total capitalization(1)	43.6	39.3
Debt to EBITDA (rolling twelve months)(1)	3.42	3.13

(1)	-	Debt is outstanding debt at balance sheet date. Convertible preferred securities are classified as equity for this calculation.

(2)	-	Primarily attributable the classification of the Series A Senior Notes in the current liability section for the 2004 period.

Reconciliation of Non-GAAP Financial Measures

	Three months ended 3/31/03	Three months ended 3/31/04

Cash provided by operating activities	$3,793	$5,474
Less capital expenditures	(1,725)	(789)
Free Cash Flow	$2,068	$4,685

Income before income taxes	$3,290	$4,883
Special charges	588	—
Interest expense	4,610	4,388
Depreciation and amortization	2,589	3,065
EBITDA, excluding special charges	$11,077	$12,336

Reconciliation of earnings before special items to net income for the first quarter of 2003:

	Income Before Taxes	Net Income	Diluted EPS

Net income, excluding special items	$3,878	$2,424	$0.14
Losses from sales of business assets	(156)	(98)	(0.00)
Early termination of lease obligation	(432)	(270)	(0.02)
Net Income	$3,290	$2,056	$0.12